EXHIBIT 99.1

CPI Corp.
news for immediate release     FOR RELEASE August 30, 2012

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES 2012 SECOND-QUARTER RESULTS

ST. LOUIS, August 30, 2012 - CPI Corp. (OTCQX: CPIC) today reported the results for the fiscal 2012 second quarter ended July 21, 2012.

•	Fiscal 2012 second-quarter net sales declined 25% to $53.4 million from $70.8 million in the prior-year second quarter.

◦	Second-quarter PictureMe Portrait Studio® brand comparable store sales, described herein, decreased 11% versus the same period last year.

◦	Second-quarter Sears Portrait Studio brand comparable store sales, described herein, decreased 15% versus the same period last year.

◦	Second-quarter Kiddie Kandids® comparable store sales, described herein, decreased 5% versus the same period last year.

•
Fiscal 2012 second-quarter Adjusted EBITDA (see reconciliation below) declined to a loss of ($3.4) million from a loss of ($1.9) million in the prior-year second quarter due to comparable store sales declines, offset in part by cost reductions.

•
Fiscal 2012 second-quarter diluted EPS declined to a loss of ($4.94) per share from a loss of ($0.89) per share in the prior-year period primarily due to comparable store sales declines, impairments and certain other charges.

Second-Quarter 2012 Results
The Company reported a net loss of ($35.2) million and ($6.2) million, or ($4.94) and ($0.89) per diluted share, for the second quarters ended July 21, 2012, and July 23, 2011, respectively.  Earnings in the period were significantly affected by comparable store sales declines, impairments and certain other charges. Adjusted EBITDA declined to ($3.4) million in the second quarter of 2012 from ($1.9) million in the prior year second quarter.

Net sales for the second quarter of fiscal 2012 decreased $17.4 million, or 25%, to $53.4 million from the $70.8 million reported in the fiscal 2011 second quarter.  Net sales for the 2012 second quarter were negatively impacted by net studio closings ($7.1 million) and a net revenue recognition change ($3.2 million), offset in part by a positive impact from other items ($90,000).  Excluding the above impacts, comparable same-store sales in the quarter decreased approximately 13%.

Net sales from the Company’s PictureMe Portrait Studio® (PMPS) brand, on a comparable same-store basis, excluding impacts of net revenue recognition change, studio closures and other items totaling $5.5 million, decreased 11% in the second quarter of 2012 to $26.3 million from $29.6 million in the second quarter of 2011.  The decrease in PMPS sales for the second quarter was the result of a 13% decrease in the average sale per customer sitting, offset in part by a 2% increase in the number of sittings.

Net sales from the Company’s Sears Portrait Studio (SPS) brand, on a comparable same-store basis, excluding impacts of net revenue recognition change, studio closures and other items totaling $2.4 million, decreased 15% in the second quarter of 2012 to $21.7 million from $25.5 million in the second quarter of 2011.  The decrease in SPS sales for the second quarter was the result of a 12% decline in the average sale per customer sitting and a 3% decline in the number of sittings.

Net sales from the Company’s Kiddie Kandids® (KK) studio operations, on a comparable same-store basis, excluding impacts of net revenue recognition change, studio closures and other items totaling $2.5 million, decreased 5% in the second quarter of 2012 to $2.0 million from $2.1 million in the second quarter of 2011.  The decrease in KK sales for the second quarter was the result of a 14% decline in the average sale per customer sitting, offset in part by a 11% increase in the number of sittings.

The Bella Pictures® operations contributed approximately $1.3 million in net sales in the second quarter of 2012, up 14% from net sales of $1.1 million in the second quarter of 2011. Effective in the second quarter of fiscal year 2012, the Company is no longer pursuing the business model, but will be fulfilling all existing customer contracts. Also in the second quarter of 2012, the Company discontinued its Portrait Gallery from Bella Pictures operations.

Excluding the effects of impairments and other charges in both periods, costs and expenses were $58.8 million in the second quarter of 2012, a 23% decline from $76.6 million reported in the comparable prior-year period.

Cost of sales, excluding depreciation and amortization expense, decreased to $5.1 million in the second quarter of 2012 from $5.9 million in the second quarter of 2011 primarily due to lower overall production levels, offset in part by higher shipping charges resulting from certain promotional events.

Selling, general and administrative expense declined to $51.8 million in the second quarter of 2012 from $66.9 million in the second quarter of 2011, primarily due to net reductions in studio, field and corporate employment costs, lower host commission expense due to lower sales levels and reduced advertising expenses, partially offset by increased employee insurance costs.

Depreciation and amortization expense was $1.9 million in the second quarter of 2012, compared with $3.7 million in the second quarter of 2011.  Expense decreased in 2012 primarily as a result of significant impairment charges recognized during the fourth quarter of fiscal year 2011, which resulted in lowering or eliminating the depreciable base on many of the Company's long-lived assets.

Impairment charges in the second quarter of 2012 were $21.9 million and consisted of $3.1 million, $9.7 million and $9.1 million in charges related to the impairment of certain long-lived property and equipment, goodwill, and certain intangible long-lived assets, respectively.

In the second quarter of 2012, the Company recognized $2.7 million in other charges, compared with $1.2 million in the second quarter of 2011.  The current-quarter charges primarily relate to studio closure costs, severance and costs incurred in connection with the debt renegotiation.  The prior-year charges primarily related to severance and certain litigation costs.

Net interest expense increased to $4.4 million in the second quarter of 2012 from $651,000 in the second quarter of fiscal 2011, primarily as the result of higher average borrowings, the write-off of certain prepaid debt fees and higher interest charges resulting from the Forbearance Agreement and Second Amendment to the Credit Agreement.

Income tax benefit was $281,000 and $1.7 million in the second quarters of 2012 and 2011, respectively.  The resulting effective tax rates were 1% and 22% in 2012 and 2011, respectively.  The change in the effective tax rate in 2012 was primarily due to the establishment of valuation allowances against the Company's deferred tax assets as of July 21, 2012 and the impact of current income taxes payable in certain foreign taxing jurisdictions.

Preliminary Third-Quarter Net Sales
The Company's preliminary comparable same-store net sales on a point-of-sale basis for the first five (5) weeks of the third quarter of fiscal 2012 declined 12% to $21.1 million from $24.1 million in the same period last year. The number of sittings increased 6% from the prior year, but the average sale per customer sitting more than offset this increase, decreasing 17% period over period.

Investor Relations
CPI Corp. uses the Investor Relations page of its website at http://www.cpicorp.com to make information available to its investors and the public. You can sign up to receive e-mail alerts whenever the Company posts new information to the website.

About CPI Corp.
For more than 60 years, CPI Corp. has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories. Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at more than 2,500 locations in the United States, Canada, Mexico and Puerto Rico and provides on location wedding photography and videography services through an extensive network of contract photographers and videographers. CPI's digital format allows its studios and on location business to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait - all for an affordable price.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook with respect to its significant liquidity challenges and ability to continue as a going concern, portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments, capital expenditures and other similar statements, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.

Such risks include, but are not limited to: the Company's ability to operate as a going concern, the Company's ability to refinance its indebtedness prior to the expiration of its Credit Agreement, the Company's need for additional liquidity, the Company's dependence on Walmart, Sears and Toys “R” Us, the approval of the Company’s business practices and operations by Walmart, Sears and Toys “R” Us, the termination, breach, limitation or increase of the Company's expenses by Walmart under the lease and license agreements and Sears and Toys “R” Us under the license agreements, the Company's ability to comply with its debt covenants under its Credit Agreement, as amended, restrictions on the Company’s business imposed by agreements governing its debt, the Company's ability to generate sufficient cash flow or raise additional capital to cover its operating expenses, the inability of the Company to pay dividends, business, customer demand for the Company's products and services, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to the pension plan, impact of foreign currency translation and the limited trading market of its stock.

The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CPI CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)
(unaudited)

	12 Weeks Ended
	July 21, 2012	July 23, 2011
Net sales	$53,440	$70,831

Cost and expenses:
Cost of sales (exclusive of depreciation and amortization)	5,061	5,929
Selling, general and administrative expenses	51,840	66,899
Depreciation and amortization	1,871	3,738
Impairments	21,888	—
Other charges	2,688	1,167
	83,348	77,733

Loss from continuing operations	(29,908)	(6,902)
Interest expense, net	4,361	651
Other income (expense), net	98	(36)

Loss from continuing operations before income tax benefit	(34,171)	(7,589)
Income tax benefit	(281)	(1,671)

Net loss from continuing operations	(33,890)	(5,918)
Net loss from discontinued operations, net of income tax benefit	(1,349)	(381)

Net loss	(35,239)	(6,299)
Net loss attributable to noncontrolling interest	(80)	(55)

NET LOSS ATTRIBUTABLE TO CPI CORP.	$(35,159)	$(6,244)

Amounts Attributable to CPI Corp. Common Stockholders:
Net loss from continuing operations, net of income tax benefit	$(33,810)	$(5,863)
Net loss from discontinued operations, net of income tax benefit	(1,349)	(381)
Net loss	$(35,159)	$(6,244)

Net Loss per Common Share Attributable to CPI Corp.:
Net loss per share from continuing operations - diluted	$(4.75)	$(0.83)
Net loss per share from discontinued operations - diluted	(0.19)	(0.06)
Net loss per share - diluted	$(4.94)	$(0.89)

Net loss per share from continuing operations - basic	$(4.75)	$(0.83)
Net loss per share from discontinued operations - basic	(0.19)	(0.06)
Net loss per share - basic	$(4.94)	$(0.89)

Weighted average number of common shares outstanding-diluted	7,113	7,040

Weighted average number of common shares outstanding-basic	7,113	7,040

...more

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)
(unaudited)

	12 Weeks Ended
	July 21, 2012	July 23, 2011

Capital Expenditures	$421	$1,506

EBITDA is calculated as follows:
Net loss from continuing operations attributable to CPI Corp.	(33,810)	(5,863)
Income tax benefit	(281)	(1,671)
Interest expense, net	4,361	651
Depreciation and amortization	1,871	3,738
Impairments	21,888	—
Other non-cash charges, net	393	15

EBITDA (1) & (5)	$(5,578)	$(3,130)

Adjusted EBITDA (2)	$(3,381)	$(1,937)

EBITDA margin (3)	(10.44)%	(4.42)%

Adjusted EBITDA margin (4)	(6.33)%	(2.73)%

(1) EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$(5,578)	$(3,130)
EBITDA adjustments:
Litigation costs	47	451
Severance and related costs	712	618
Studio closure costs	397	—
Debt renegotiation costs	772	—
Bella Pictures Acquisition costs	278	110
Translation (gain) loss	(105)	32
Other	96	(18)

Adjusted EBITDA	$(3,381)	$(1,937)

(3) EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.
(4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.
(5) As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flows from continuing operations follows:

	12 Weeks Ended
	July 21, 2012	July 23, 2011

EBITDA	$(5,578)	$(3,130)
Income tax benefit	281	1,671
Interest expense, net	(4,361)	(651)
Adjustments for items not requiring cash:
Deferred income taxes	(129)	(2,823)
Deferred revenues and related costs	(272)	(2,307)
Other, net	1,774	1,898
(Increase) decrease in current assets	1,278	3,693
Increase (decrease) in current liabilities	1,375	(1,909)
Increase (decrease) in current income taxes	(155)	590

Cash flows from continuing operations	$(5,787)	$(2,968)

...more

CPI CORP.
CONSOLIDATED BALANCE SHEETS
JULY 21, 2012 AND JULY 23, 2011
(In thousands)
(unaudited)

	July 21, 2012	July 23, 2011
Assets

Current assets:
Cash and cash equivalents	$1,937	$2,636
Other current assets	18,204	23,784
Net property and equipment	9,118	33,358
Intangible assets	20,318	58,993
Other assets	11,466	21,661

Total assets	$61,043	$140,432

Liabilities and stockholders' (deficit) equity

Current liabilities, including current portion of long-term debt obligations	$124,193	$47,624
Long-term debt obligations	—	56,200
Other liabilities	35,446	31,195
Stockholders' (deficit) equity	(98,596)	5,413

Total liabilities and stockholders' (deficit) equity	$61,043	$140,432

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